Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated July 14, 2023 with respect to the consolidated financial statements and internal control over financial reporting of Culp, Inc. included in the Annual Report on Form 10-K for the year ended April 30, 2023. We consent to the incorporation by reference of said reports in this Registration Statement of Culp, Inc. on Form S-8.

/s/ GRANT THORNTON LLP

Charlotte, North Carolina

September 27, 2023